Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contacts:
April 26, 2017	Michael E. Scheopner
President and Chief Executive Officer
Mark A. Herpich
Chief Financial Officer
(785) 565-2000

Landmark Bancorp, Inc. Announces Earnings for the First Quarter of 2017

Declares Cash Dividend of $0.20 per Share

(Manhattan, KS, April 26, 2017) – Landmark Bancorp, Inc. (Nasdaq: LARK), a bank holding company serving 23 communities across Kansas, reported net earnings of $2.2 million ($0.56 per diluted share) for the quarter ended March 31, 2017, compared to $2.4 million ($0.63 per diluted share) for the first quarter of 2016. Management will host a conference call to discuss these results at 10:00 a.m. (Central time) on Thursday, April 27, 2017. Investors may participate via telephone by dialing (877) 510-0473. A replay of the call will be available through May 27, 2017, by dialing (877) 344-7529 and using conference number 10104893.

Additionally, Landmark’s Board of Directors declared a cash dividend of $0.20 per share, to be paid May 24, 2017, to common stockholders of record as of the close of business on May 10, 2017.

Michael E. Scheopner, President and Chief Executive Officer of Landmark, commented: “Landmark’s net earnings of $2.2 million in the first quarter of 2017 reflect strong core earnings and the continued growth of our community banking relationships across Kansas. Net earnings were lower than the first quarter of 2016 because mortgage originations and related gains on sales of loans, although still historically strong in the first three months of 2017, were lower compared with the same period a year earlier. Solid growth in deposits continued to drive assets higher, while loans were slightly lower, as of March 31, 2017 compared to December 31, 2016. During the first quarter of 2017, return on average assets was 0.98% compared to 1.10% in the first quarter of 2016. Return on average equity was 10.46% compared to 11.60% for the same period a year earlier. We continued to increase our capital ratios and book value per share in the first quarter of 2017. We are pleased with the strong performance, despite the low interest rate environment and economic uncertainties. We believe Landmark’s risk management practices and capital strength continue to position us well for long-term growth. Landmark’s commitment to community banking – meeting the financial needs of families and businesses with service that is both personal and high-tech – continues to build our presence across Kansas.”

First Quarter Financial Highlights

Net interest income was $6.4 million for the quarter ended March 31, 2017, a decrease of $36,000, or 0.6%, from the first quarter of 2016. The decrease in net interest income was primarily a result of lower yields on loans and higher rates on interest-bearing deposits and borrowings, which contributed to a decrease in our net interest margin, on a tax equivalent basis, from 3.47% in the first quarter of 2016 to 3.38% in the same period of 2017. Partially offsetting the decline in net interest margin was an increase of 3.9% in average interest-earning assets, from $792.0 million in the first quarter of 2016 to $822.9 million for the same period of 2017. Landmark recorded a provision for loan losses of $50,000 during the first quarters of both 2017 and 2016.

Total non-interest income was $3.6 million in the first quarter of 2017, a decrease of $253,000, or 6.5%, compared to the same period of 2016. This change was primarily the result of a $405,000 decline in gains on sales of loans, as the volume of one-to-four family residential real estate loans originated for sale in the first quarter of 2017 was lower than in the same period of 2016. Partially offsetting the decline in gains on sales of loans was a $147,000 gain on sales of investment securities during the first quarter of 2017, compared to a gain of $12,000 in the same period of 2016.

Non-interest expense totaled $7.1 million for the first quarter of 2017, a decline of $101,000, or 1.4%, from $7.2 million for the first quarter of 2016. The decline was primarily related to decreased volumes of one-to-four family residential real estate loans originated for sale, and the corresponding decrease in compensation and benefits and other non-interest expense, in the first quarter of 2017 as compared to the same period of 2016. Lower federal deposit insurance premiums also contributed to the decline in non-interest expense. Landmark recorded income tax expense of $693,000 in the first quarter of both 2017 and 2016. The effective tax rate increased from 22.5% in the first quarter of 2016 to 23.9% in the first quarter of 2017 primarily as a result of a decrease in excess tax benefits from the exercise of stock options from $116,000 in the first quarter of 2016 to $12,000 in the same period of 2017. Income tax expense was recast for the first quarter of 2016 to reflect the early adoption of Accounting Standards Update 2016-09 Stock Compensation (Topic 718).

Balance Sheet Highlights

Total assets increased $11.6 million, or 1.3%, to $923.0 million at March 31, 2017, from $911.4 million at December 31, 2016. Net loans decreased $2.5 million, or 0.6%, to $418.0 million at March 31, 2017, compared to $420.5 million at year-end 2016. Investment securities increased $11.3 million, or 2.9%, to $402.2 million at March 31, 2017, from $390.9 million at December 31, 2016. Deposits increased $11.2 million, or 1.5%, to $752.7 million at March 31, 2017, compared to $741.5 million at December 31, 2016. Stockholders’ equity increased to $86.7 million (book value of $22.40 per share) at March 31, 2017, from $85.0 million (book value of $21.96 per share) at December 31, 2016. The ratio of equity to total assets increased to 9.39% at March 31, 2017, from 9.32% at December 31, 2016, and the ratio of tangible equity to tangible assets, a non-GAAP financial ratio, increased to 7.24% from 7.13% as of the same dates.

The allowance for loan losses was $5.3 million, or 1.26% of gross loans outstanding, at both March 31, 2017 and December 31, 2016. Non-performing loans decreased slightly to $2.7 million, or 0.63% of gross loans, at March 31, 2017, from $2.7 million, or 0.64% of gross loans, at December 31, 2016. Landmark recorded net loan charge-offs of $67,000 during the first three months of 2017 compared to $103,000 during the same period of 2016.

About Landmark

Landmark Bancorp, Inc., the holding company for Landmark National Bank, is listed on the NASDAQ Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has 29 locations in 23 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott (2), Garden City, Great Bend (2), Hoisington, Iola, Junction City, Kincaid, LaCrosse, Lawrence (2), Lenexa, Louisburg, Mound City, Osage City, Osawatomie, Overland Park, Paola, Pittsburg, Topeka (2), Wamego and Wellsville, Kansas. Visit www.banklandmark.com for more information.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark Bancorp, Inc. (the “Company”). Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements. These factors include, among others, the following: (i) the strength of the local, national and international economy; (ii) changes in state and federal laws, regulations and governmental policies concerning our general business; (iii) changes in interest rates and prepayment rates of our assets; (iv) increased competition in the financial services sector and the inability to attract new customers; (v) timely development and acceptance of new products and services; (vi)  changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) integration of acquired businesses; (x) unexpected outcomes of existing or new litigation; (xi) changes in accounting policies and practices; (xii) the economic impact of armed conflict or terrorist acts involving the United States; (xiii) the ability to manage credit risk, forecast loan losses and maintain an adequate allowance for loan losses; (xiv) declines in the value of our investment portfolio; (xv) the ability to raise additional capital; (xvi) cyber-attacks; and (xvii) declines in real estate values. These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in our filings with the Securities and Exchange Commission.

Financial Highlights

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):
	March 31,	December 31,
	2017	2016
ASSETS:
Cash and cash equivalents	$20,062	$19,996
Investment securities	402,243	390,862
Loans, net	417,955	420,461
Loans held for sale	8,588	5,517
Premises and equipment, net	20,156	20,407
Bank owned life insurance	18,431	18,314
Goodwill	17,532	17,532
Other intangible assets, net	3,849	3,986
Other assets	14,201	14,307
TOTAL ASSETS	$923,017	$911,382

LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits	$752,686	$741,521
Federal Home Loan Bank and other borrowings	68,275	72,867
Other liabilities	15,387	12,043
Total liabilities	836,348	826,431
Stockholders' equity	86,669	84,951
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$923,017	$911,382

LOANS (unaudited):

One-to-four family residential real estate	$137,301	$136,847
Construction and land	16,329	13,737
Commercial real estate	114,759	118,201
Commercial	54,102	54,506
Agriculture	76,124	78,324
Municipal	3,706	3,883
Consumer	21,088	20,271
Net deferred loan costs and loans in process	(127)	36
Allowance for loan losses	(5,327)	(5,344)
Loans, net	$417,955	$420,461

NON-PERFORMING ASSETS (unaudited):

Non-accrual loans	$2,660	$2,746
Accruing loans over 90 days past due	-	-
Non-performing investment securities	-	-
Real estate owned	1,003	1,279
Total non-performing assets	$3,663	$4,025

RATIOS (unaudited):

Loans 30-89 days delinquent and still accruing to gross loans outstanding	0.32%	0.18%
Total non-performing loans to gross loans outstanding	0.63%	0.64%
Total non-performing assets to total assets	0.40%	0.44%
Allowance for loan losses to gross loans outstanding	1.26%	1.26%
Allowance for loan losses to total non-performing loans	200.26%	194.61%
Equity to total assets	9.39%	9.32%
Tangible equity to tangible assets (1)	7.24%	7.13%
Book value per share	$22.40	$21.96

(1)	Tangible equity to tangible assets is a non-GAAP financial ratio calculated as stockholders' equity reduced by goodwill and other intangible assets, net, divided by total assets reduced by goodwill and other intangible assets, net.

Financial Highlights (continued)

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited):

	Three months ended March 31,
	2017	2016
Interest income:
Loans	$5,054	$5,202
Investment securities and other	2,134	1,972
Total interest income	7,188	7,174

Interest expense:
Deposits	338	277
Borrowed funds	482	493
Total interest expense	820	770

Net interest income	6,368	6,404
Provision for loan losses	50	50
Net interest income after provision for loan losses	6,318	6,354

Non-interest income:
Fees and service charges	1,715	1,729
Gains on sales of loans, net	1,389	1,794
Bank owned life insurance	117	120
Gains on sales of investment securities, net	147	12
Other	273	239
Total non-interest income	3,641	3,894

Non-interest expense:
Compensation and benefits	3,757	3,801
Occupancy and equipment	1,024	1,056
Data processing	330	311
Amortization of intangibles	298	337
Professional fees	290	219
Advertising	166	166
Federal deposit insurance premiums	72	110
Foreclosure and real estate owned expense	52	65
Other	1,072	1,097
Total non-interest expense	7,061	7,162

Earnings before income taxes	2,898	3,086
Income tax expense (1)	693	693
Net earnings (1)	$2,205	$2,393

Net earnings per share (1) (2)
Basic	$0.57	$0.64
Diluted	0.56	0.63

Shares outstanding at end of period (2)	3,869,922	3,759,867

Weighted average common shares outstanding - basic (2)	3,869,799	3,734,638
Weighted average common shares outstanding - diluted (1) (2)	3,948,948	3,847,725

OTHER DATA (unaudited):

Return on average assets (3)	0.98%	1.10%
Return on average equity (3)	10.46%	11.60%
Return on average tangible equity (3) (4)	13.97%	15.74%
Net interest margin (3) (5)	3.38%	3.47%

(1)	Income tax expense, net earnings, diluted weighted average common shares outstanding and earnings per share for March 31, 2016 have been recast to reflect the early adoption of Accounting Standards Update 2016-09 in the fourth quarter of 2016.
(2)	Share and per share values at or for the periods ended March 31, 2016 have been adjusted to give effect to the 5% stock dividend paid during December 2016.
(3)	Information for the three months ended March 31 is annualized.
(4)	Return on average tangible equity is a non-GAAP financial ratio calculated as net earnings divided by average stockholders' equity reduced by average goodwill and average other intangible assets, net.
(5)	Net interest margin is presented on a fully tax equivalent basis, using a 34% federal tax rate.